UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

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AUTODESK, INC.

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Item 1: On March 25, 2025, President and CEO of Autodesk, Inc. (“Autodesk”), Andrew Anagnost, appeared on the television program FOX Business; The Claman Countdown and provided the following commentary regarding Starboard Value LP:

Liz Claman: I sense your enthusiasm, and you’re convincing me, definitely. You’re not convincing an activist investor, Starboard. Twice now, last year, and then in January, they have come in and said, “You know what, we are taking” – I think it’s like a $500 million stake. Meantime, your market cap is more like $56 billion. So, I don’t know how it doesn’t seem like that much – but they say that your margins, that you guys spend too much, and your margins aren’t wide enough. So where does that stand? They particularly have taken aim at you, and they want to change the board. How do you see this? Have you talked to them? And I know that you are very fastidious about board refreshment, that you refresh your board as well, but tell me exactly where that stands?

Andrew Anagnost: It’s great question. We engage with all our investors actively, and we’ve engaged with Starboard actively, and we’ve reached out to them on numerous things. Here’s the funny thing here, because we agree with them!  We know our margins need to be better. Matter of fact, a year and a half ago, when we began this journey of changing the way we interacted with our partners – from Buy/Sell models to basically commissioner agency models – we built out plans to do exactly that that we’re executing on now.

So, we’re delivering the free cash flow buildup we said we would, and we’re delivering the optimizations that lead to the margin expansion. So, we actually agree with them, and we opened up the tent with Starboard to come in and work with us on one of our latest board refreshes. They chose not to. They’ve chosen to take a different path. But the fundamental thing here is we listen to our investors, we’ve talked to all of them, and we fundamentally agree that Autodesk needs better margins and we’ve already been working on it and we intend to keep working on it.

Liz Claman: Well, I just want you to know, we’re showing your stock since then, and I noticed this last May, it is up 28% since then. I mean, we’ve had a little bit of a selloff here, but.

Andrew Anagnost: And that is because of the delivery of free cash flow buildup that we said we were going to deliver.

Item 2: On March 26, 2025, Autodesk issued the following Press Release:

Autodesk issues statement in response to comments by Starboard Value

SAN FRANCISCO, CA – March 26, 2025 – Autodesk, Inc. (NASDAQ: ADSK) today issued the following statement in response to comments made by Starboard Value LP (“Starboard”):

“Autodesk is delivering strong business and financial results, positioning us to drive significant shareholder value. Our strategy is working, as evidenced by our recent performance. We have also proactively strengthened our Board of Directors, including the recent appointments of two independent directors with demonstrated track records of value creation.”

Autodesk’s Strong Financial Results:

●	Delivered FY 2025 revenue of $6.1 billion – up 16% annually since FY 2019 and 12% year-over-year

●	Reported FY 2025 non-GAAP operating margins that have increased >2,400 bps since FY 2019, and we expect an additional 200 – 300 bps of underlying margin expansion in FY 2026[1], with more to come over time

●	Generated strong free cash flow momentum from $1.3 billion in FY 2024 to $1.6 billion in FY 2025 (22% growth) to increasing our FY 2026 free cash flow target to $2.075 billion – $2.175 billion[2]

●	Significantly increased our share repurchase authorization and commitment, and we anticipate buying back $1.1 billion – $1.2 billion of stock in FY 2026, a 30 – 40% increase over FY 2025

●	Completed the launch of our new go-to-market approach in FY 2025 and are now in the optimization phase of the plan, from which we expect to drive continued growth and margin expansion

“We remain highly committed to ongoing, constructive dialogue with our shareholders, having engaged with investors representing more than 50% of our outstanding shares. Despite persistent and concerning tactics by Starboard during its self-serving campaign—including repeated misrepresentations and selling down nearly half of its position mid-campaign—we have continued to approach engagement in good faith.”

1.	Excluding the impact of foreign exchange for one year and the implementation of the new transaction model; see slide 10 in Autodesk’s Q4 FY 2025 earnings presentation
2.	For a reconciliation of historical free cash flow metrics, see Autodesk’s annual report on Form 10-K for fiscal 2025 recently filed with the SEC

Starboard’s Self-Serving Campaign:

●	Attempted to launch a proxy fight last year, including suing Autodesk in Delaware Court to reopen the nomination deadline it had missed—even though Starboard did not own a position in Autodesk when our nomination window was open[3]. Starboard’s claims were rejected by the Court as frivolous[4]

●	Declined multiple invitations over many months to constructively engage, including to participate in our Board refreshment process

●	Accepted an invitation from Autodesk to present its ideas to the full Board, and days later, published a presentation with numerous false claims and misrepresentations

●	Demonstrated its interests are opportunistic and not necessarily aligned with long-term shareholders, having been in and out of Autodesk stock over the last year, including selling 44% of its position as of the end of the fourth quarter of 2024

●	Submitted a dissident slate a mere three hours before the nomination window closed rather than constructively engaging with our Board after we had been in contact with Starboard for over nine months

“Although we have concerns regarding Starboard’s nomination approach and its selection of candidates, consisting of a Starboard principal and affiliates and friends who are closely aligned with its opportunistic interests, we remain open to meeting its nominees. The Board will review Starboard’s nominees and make a recommendation in due course. Our unwavering focus remains on acting in the best interests of Autodesk and all our shareholders.”

About Autodesk

The world's designers, engineers, builders, and creators trust Autodesk to help them design and make anything. From the buildings we live and work in, to the cars we drive and the bridges we drive over. From the products we use and rely on, to the movies and games that inspire us. Autodesk's Design and Make Platform unlocks the power of data to accelerate insights and automate processes, empowering our customers with the technology to create the world around us and deliver better outcomes for their business and the planet. For more information, visit autodesk.com or follow @autodesk. #MakeAnything

Autodesk is a registered trademark of Autodesk, Inc., and/or its subsidiaries and/or affiliates in the USA and/or other countries. All other brand names, product names or trademarks belong to their respective holders. Autodesk reserves the right to alter product and services offerings, and specifications and pricing at any time without notice, and is not responsible for typographical or graphical errors that may appear in this document.

Contacts

Investors, Simon Mays-Smith, 415-746-0137, simon.mays-smith@autodesk.com; Press, autodesk.pr@autodesk.com; FGS Global, John Christiansen/Jared Levy/Warren Rizzi, Autodesk@FGSGlobal.com

3.	“Based on the representations by plaintiffs' counsel today, the plaintiffs sold their entire position in early March of this year”. Starboard Value v. Autodesk, 2024-0659, Delaware Chancery Court (Wilmington)
4.	“It's been said that ‘a colorable claim for relief [] is essentially a non-frivolous cause of action.’ … But this showing while a minimal threshold is one that a party seeking expedition must, nevertheless, clear… The plaintiffs here don't come close.” Starboard Value v. Autodesk, 2024-0659, Delaware Chancery Court (Wilmington)

Safe Harbor Statement

This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding momentum in our business and margin expansion, delivering sustainable value for shareholders, our share repurchase strategy, our review of Starboard’s nominees, our short-term and long-term goals and targets, our strategies, market and product positions, future performance and results, and all statements that are not historical facts. There are a significant number of factors that could cause actual results to differ materially from statements made in this press release, including: our strategy to develop and introduce new products and services and to move to platforms and capabilities, exposing us to risks such as limited customer acceptance (both new and existing customers), costs related to product defects, and large expenditures; global economic and political conditions, including changes in monetary and fiscal policy, foreign exchange headwinds, recessionary fears, supply chain disruptions, resulting inflationary pressures and hiring conditions; geopolitical tension and armed conflicts, and extreme weather events; costs and challenges associated with strategic acquisitions and investments; our ability to successfully implement and expand our transaction model and our sales and marketing optimization; dependency on international revenue and operations, exposing us to significant international regulatory, economic, intellectual property, collections, currency exchange rate, taxation, political, and other risks, including risks related to the war against Ukraine launched by Russia and our exit from Russia and the current conflict between Israel and Hamas; inability to predict subscription renewal rates and their impact on our future revenue and operating results; existing and increased competition and rapidly evolving technological changes; fluctuation of our financial results, key metrics and other operating metrics; our transition from up front to annual billings for multi-year contracts; deriving a substantial portion of our net revenue from a small number of solutions, including our AutoCAD-based software products and collections; any failure to successfully execute and manage initiatives to realign or introduce new business and sales initiatives, including our new transaction model for Flex; net revenue, billings, earnings, cash flow, or new or existing subscriptions shortfalls; social and ethical issues relating to the use of artificial intelligence in our offerings; our ability to maintain security levels and service performance meeting the expectations of our customers, and the resources and costs required to avoid unanticipated downtime and prevent, detect and remediate performance degradation and security breaches; security incidents or other incidents compromising the integrity of our or our customers’ offerings, services, data, or intellectual property; reliance on third parties to provide us with a number of operational and technical services as well as software; our highly complex software, which may contain undetected errors, defects, or vulnerabilities; increasing regulatory focus on privacy issues and expanding laws; governmental export and import controls that could impair our ability to compete in international markets or subject us to liability if we violate the controls; protection of our intellectual property rights and intellectual property infringement claims from others; the government procurement process; fluctuations in currency exchange rates; our debt service obligations; and our investment portfolio consisting of a variety of investment vehicles that are subject to interest rate trends, market volatility, and other economic factors.

Further information on potential factors that could affect the financial results of Autodesk are included in Autodesk's Form 10-K and subsequent Forms 10-Q, which are on file with the U.S. Securities and Exchange Commission. Autodesk disclaims any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made

Additional Information and Where to Find It

In connection with Autodesk’s 2025 Annual Meeting, Autodesk will file with the U.S. Securities and Exchange Commission (“SEC”) and mail to the shareholders of record entitled to vote at the 2025 Annual Meeting a definitive proxy statement and other documents, including a universal proxy card. SHAREHOLDERS ARE ENCOURAGED TO READ THE PROXY STATEMENT AND ALL OTHER RELEVANT DOCUMENTS WHEN FILED WITH THE SEC AND WHEN THEY BECOME AVAILABLE BECAUSE THOSE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION. When filed with the SEC, the definitive proxy statement and universal proxy card will also be mailed to shareholders of record. Investors and other interested parties will be able to obtain the documents free of charge at the SEC’s website, www.sec.gov, or from Autodesk at its website: https://investors.autodesk.com/financials/sec-filings. You may also obtain copies of Autodesk’s definitive proxy statement and other documents, free of charge, by contacting Autodesk’s Investor Relations Department at investor.relations@autodesk.com. In addition, information regarding Autodesk’s directors and executive officers is available in its most recent proxy statement that was filed with the SEC (and is available at https://www.sec.gov/Archives/edgar/data/769397/000076939724000101/adsk-20240613.htm). Other information regarding potential participants in any such proxy solicitation will be filed by Autodesk.

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